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[LETTERHEAD]
                                       Cynthia W. Lee (Investors)
                                       (612) 475-7936
                                       Ann Storberg (Investors)
                                       (612) 475-7940
                                       Elizabeth Anders (Media)
                                       (612) 475-7938

                                       FOR IMMEDIATE RELEASE



                          TCF COMPLETES SALE OF COMMON STOCK


    MINNEAPOLIS, June 3, 1997 - TCF Financial Corporation (TCF) (NYSE:TCB) announced that it has completed a public offering of 700,000 shares of its common stock at a price of $43.375 per share. The offering is being underwritten by Piper Jaffray Inc. and Keefe, Bruyette & Woods, Inc.

    The purpose of the offering is to meet one of the criteria for TCF's pending merger with Winthrop Resources Corporation (Winthrop) (Nasdaq--NNM:WINR) to be accounted for as a pooling of interests. As provided by the merger agreement, TCF was required to complete the sale of shares prior to consummation of the merger. The net proceeds will be used for the payment of a portion of the cash consideration to be paid in connection with the previously announced proposed merger of a subsidiary of TCF with Standard Financial, Inc. (Standard) (Nasdaq--NNM:STND). If the merger with Standard does not occur, the proceeds will be used for working capital and for general corporate purposes.

    On June 2, the Federal Reserve Board approved TCF's proposed acquisition of Winthrop. The merger is subject to approval by TCF and Winthrop shareholders at special meetings on June 24, and certain other conditions. Assuming approval is received from both companies' shareholders and other conditions are met, the merger is expected to close on or shortly after June 24.

                                        -more-

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    TCF is a national bank holding company based in Minneapolis with $7 billion in assets. TCF's banks operate in Minnesota, Illinois, and Wisconsin as TCF National Bank, and in Michigan and Ohio as Great Lakes National Bank. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies. Winthrop is a financial services company that leases computers, telecommunications equipment, point-of-sale systems and other business equipment to companies nationwide. Standard is a Chicago-based thrift institution with $2.5 billion in assets.

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